Exhibit 2.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (referred to herein as the “Agreement”) is between Henry Petroleum LP, a Texas limited partnership whose address is 3525 Andrews Highway, Midland, TX 79703, Henry Holding LP, a Texas limited partnership whose address is 3525 Andrews Highway, Midland, TX 79703, Henry Group (hereinafter defined in Article 13), Entre Energy Partners LP, a Texas limited partnership whose address is 1050 17th Street, Suite 975, Denver, Colorado 80265 (all of which are collectively referred to herein as the “Seller(s)”) and St. Mary Land & Exploration Company, a Delaware corporation whose address is 1776 Lincoln, Suite 700, Denver, Colorado 80203, (referred to herein as the “Buyer”) is made and entered this 1st day of November, 2006, to be effective for all intents and purposes as of the Effective Time designated herein.

Seller and Buyer for and in consideration of the mutual promises and covenants under this Agreement, the benefits to be derived by each party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE 1

RECITALS

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain oil and gas properties and related Properties on the terms and conditions set forth in this Agreement.

Seller and Buyer for and in consideration of the mutual promises and covenants under this Agreement, the benefits to be derived by each party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE 2

PURCHASE AND SALE

2.1          Purchase and Sale. Seller agrees to sell and convey all of its right, title and interest in and to the Property or Properties (as defined in Article 2.2) and Buyer agrees to purchase the Property or Properties (as defined in Article 2.2), subject to the terms and conditions of this Agreement.

2.2          Properties Defined. The undivided interest described as follows and on Exhibit “A” (hereafter called the “Property or Properties”), except as excluded in Article 2.2(e):

(a)

Leases, Lands, Wells and Pooling and Unitization Agreements. All of Seller’s right, title, and interest of whatever nature in all leasehold and other interests in; (i) the oil, gas and mineral leases limited to those portions described on Exhibit “A” and including the working and net revenue interests set forth therein (the “Leases”), insofar and only insofar as said Leases include and pertain to and cover the lands and depths as specifically described herein on attached Exhibit “A” (the “Lands”); (ii) the oil and gas wells located on the Leases or on Lands pooled or unitized therewith (the “Wells”) including those listed on Exhibit “A” and (iii) the units, pooled acreage, spacing or proration units or other allocation of acreage applicable to the Wells established by or in accordance with the applicable state, federal or local law;

(b)	Production. Hydrocarbons produced from or allocable to the Wells for periods on or after the Effective Time (as defined in Section 2.3) and the proceeds therefrom;

(c)

Equipment. Personal property, equipment, fixtures, and improvements appurtenant to or located on the Leases or the Lands, or used or obtained in connection with the ownership or operation of the Properties, and

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(d)

Easements, Contracts, Land Files and Records. (i) appurtenances, surface leases, easements, permits, licenses, servitudes and rights-of-way; (ii) all leases, farmout agreements, unitization agreements, pooling agreements, unit declarations, division orders, transfer orders, joint interest billings, accounting, production payment/payout records, operating contracts, excluding drilling rig contracts which are proprietary and non-assignable and any other applicable agreements and instruments, including to the extent assignable all applicable production sales agreements and the existing electric supply agreement, and (iii) all Records as are defined in Section 7.4 (b); however Seller retains such rights under this Section 2.2(d) to the extent necessary to enjoy the use and access to its other properties, leases and lands.

(e)

Excluded Properties. Seller’s interest in these Properties has been collectively referred to as “Property or Properties”, provided, however, the Property or Properties shall not include and there is excepted, reserved and excluded from this Agreement (x) the produced water disposal system(s), facilities and equipment set forth on Exhibit “A-2”, and (y) any inventory that is (i) on location at the Properties but not affixed or currently in use, or (ii) in storage, or (iii) in equipment yards.

2.3         Effective Time.    The transfer of the Properties shall occur at Closing, which is defined in Article 7.1, effective as of 12:01 a.m., local time, November 1, 2006, (the “Effective Time”) on the Properties as described herein.

2.4          Oil in Storage. All oil in storage at the Effective Time, including working inventory, belongs to Seller. “Oil in Storage” for purposes of this Agreement, will mean all oil in storage above the outlet flange in tanks as of the Effective Time and shall not include oil in the system downstream of the wellhead at the Effective Time, or oil below the outlet flange in stock tanks or in wash tanks, heater treaters, flow lines, and pipelines. Oil inventories will be valued based on the realized price received by Seller for oil sales, from the Properties on the Effective Date.

ARTICLE 3

PURCHASE PRICE

3.1	Purchase Price; Allocations.

(a)	Amount. The Purchase Price of the Properties shall be a consideration equal to TWO HUNDRED AND FIFTY MILLION DOLLARS ($250,000,000). (Subject to adjustment only as hereinafter provided).

(b)

Allocation. Buyer has allocated the Purchase Price among the Properties including the undeveloped locations and behind pipe intervals, as set forth on Exhibit “A-1” attached hereto for the purpose of (1) establishing a basis for certain taxes, and (2) giving notices of value to the owners of any preferential rights to purchase the Properties, (3) determining the value of a Title Defect(s) and/or Environmental Defect(s), if any and (4) allocation of the Purchase Price to each individual Seller.

(c)

All amounts required under this Article 3 to be paid by Buyer to Seller shall be made by wire transfer of immediately available funds to an account(s) designated by Seller which designation shall be made no later than two (2) business days prior to the date said payment is due. These amounts are subject to further adjustment after the Closing as provided in this Agreement. Seller may delay or refuse to proceed with the Closing should Buyer refuse or fail to comply with payment provisions as set forth by Seller. This right on the part of Seller is in addition to all other rights and remedies Seller may have under this Agreement, at law, or in equity.

(d)

Buyer and Seller hereby agree that Seller, in lieu of the sale of the Properties to Buyer for the cash consideration provided herein, shall have the right at any time prior to the Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary, in

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order to accomplish the transaction in a manner that will comply, either in whole or in part with the requirements of a like kind exchange pursuant to §1031 of the Internal Revenue Code of 1986, as amended. In the event Seller does assign its rights under this Agreement pursuant to this Article 3.1(d), Seller agrees to notify Buyer in writing of such assignment not less than seven (7) days before Closing. If Seller assigns its rights under this Agreement, Buyer (i) consents to Seller's assignment of its rights in this Agreement, and (ii) deposit the Purchase Price with the qualified escrow or qualified trust account at the Closing.

(e)

Buyer has deposited with Seller, and Seller acknowledges receipt of, a performance deposit in an amount which represents ten percent (10%) of the Purchase Price (the "Deposit"), which amount shall be held by Seller and distributed as follows:

(i)	if this Agreement is terminated by mutual consent of the parties as provided in Article 8.1, the Deposit shall be returned by Seller to Buyer, without interest;

(ii)

if this Agreement is terminated by either party pursuant to the termination right provided in Article 8.1 and at such time all of Buyer's conditions to Closing as set forth in Article 7.3 have not been satisfied (and such failure is not due to a breach by Buyer of its obligations hereunder), the Deposit shall be returned by Seller to Buyer without interest;

(iii)

if this Agreement is terminated by either party pursuant to the termination right provided in Article 8.1 and at such time all of Buyer's conditions to Closing as set forth in Article 7.3 have been satisfied, the Deposit shall be retained by Seller, and such shall constitute liquidated damages and Seller’s sole damages for any breach by Buyer of this Agreement causing its termination as set forth in this section; and

(iv)	if Closing occurs, Seller shall apply the Deposit towards the Purchase Price.

(v)

the Deposit shall be sent by wire transfer by end of business on November 2, 2006, as instructed by Seller, in the following proportions: 65.26% to Entre Energy Partners LP and 34.74% to Henry Holding LP.

At Closing, Buyer shall pay to Seller the total Purchase Price set forth in Article 3.1(a) less an amount equal to the Deposit set forth in Article 3.1(e) and less any adjustments as set forth in Article 7.5

ARTICLE 4

TITLE & ENVIRONMENTAL

4.1          General Access. Immediately upon execution of this Agreement and prior to Closing, Seller will provide Buyer, at Buyer’s sole risk, cost and expense, access at all reasonable times to the Properties and to the files, records, contracts, correspondence, maps, data, reports, plats, title opinions and title reports and other documents of Seller pertaining to the Properties for purposes of conducting due diligence to determine the existence of any Title Defects and/or Environmental Defects.

4.2          Seller’s Title. Each Seller hereby warrants and represents by through and under each Seller, but not otherwise, to Buyer that each Seller's title to the Properties as of the Effective Time is (and as of the Closing will be) free of "Title Defects", as defined below.

4.3         Title Defect. The term “Title Defect” as used herein shall mean any encumbrance, encroachment, irregularity, defect in or objection to Seller’s title to the Properties (except Permitted Encumbrances) that alone or in combination with other defects renders Seller’s title to the Properties less than Defensible Title, as defined in Article 5.1(d) below, including; (i) liens securing unpaid indebtedness or taxes; (ii) preferential rights, consents to assignment and similar provisions of the type commonly encountered in the oil and gas industry; (iii) matters indicating that Buyer, or Buyer's successor could not successfully defend against a claim by any person or entity that a defect exists as to any Property; (iv) differences between the

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net revenue interest or the working interest as set out on Exhibit “A-1”, and the net revenue interest and working interest determined by Buyer pursuant to its review of title; (v) obligations to deliver production at a future date without payment for the production; and/or (vi) a default by Seller under some material provision of a lease, farmout agreement or agreement affecting any Property. Seller and Buyer acknowledge and agree that Buyer has prior to the Effective Time hereof purchased the interests of three former Henry employees in the Properties. No Purchase Price will be paid by Buyer for any interest owned by Buyer at the time of Closing, and that portion of the Buyer’s interest already owned by Buyer shall not constitute a Title Defect as defined herein.

4.4          Permitted Encumbrances. “Permitted Encumbrances” shall mean: (i) minor defects in title which do not require the payment of money and otherwise do not have a material adverse effect on the value or operation of the affected portion of the Properties; (ii) liens for labor, services, materials or supplies furnished to the Properties which are not delinquent and which will be paid or discharged in the ordinary course of business; (iii) liens for taxes or assessments not yet due and not delinquent; (iv) Lessor’s royalties, overriding royalties, division orders and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest from that set forth on Exhibit “A-1”and (v) production sale contracts, so long as the prices payable under the contracts are representative of general arms length market prices being paid for similar production in the area, unitization and pooling declarations and agreements and any operating agreements, insofar as such contracts and agreements do not operate to increase the working interest or decrease the net revenue interest of Buyer from that stipulated on Exhibit “A-1” attached hereto; (vi) preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which, prior to Closing, (A) waivers or consents are obtained from the appropriate parties, (B) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (C) with respect to consent, failure to obtain consent does not affect the validity of an assignment to Buyer; (vii) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance; (viii) rights reserved to or vested in any municipality or governmental, statutory, or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of any governmental authority; (ix) such Title Defects as Buyer shall have waived; and (x) liens released at Closing.

4.5          Notice of Title Defects. Buyer shall give Seller notice of any Title Defects as soon as practicable. The notice shall:

(a)	be in writing;

(b)	describe in sufficient detail the nature of Title Defect and include appropriate evidence to substantiate the Title Defect;

(c)	describe the steps and actions (in reasonable detail) which are necessary in Buyer’s opinion for the curing of identified Title Defects;

(d)	be delivered to Seller as soon as possible, but no later than December 5, 2006

Buyer shall be deemed to have waived all Title Defects of which Seller has not been given the notice described in this Article 4.5.

4.6         Remedies for Title Defects. Seller shall have until Closing (after receipt of Buyer’s notification as to a specific Title Defect) in which to provide Buyer written evidence that the subject Title Defect has been either cured or removed. Should Seller fail or be unable to provide evidence of Title Defect curative or removal then Buyer may at its option:

(a)	waive such Title Defect; or

(b)

In the event the Seller and Buyer cannot mutually agree on a purchase price adjustment for an alleged Title Defect, Buyer shall have the right to (i) proceed to Closing and accept the Interest with no purchase price adjustment, or (ii)terminate this Agreement as to the

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Properties affected by the alleged Title Defect and receive a Purchase Price adjustment for such Properties as set forth in the allocation of value set forth in Exhibit “A-1”, or , where feasible, the proportionate allocated value; or.

(c)

Buyer and Seller may proceed to Closing without any adjustment to the Purchase Price and Seller will have until the Post-Closing to provide evidence of cure of any such Title Defect. If Seller is unable to cure under this Section 4.6(c), Buyer shall be entitled to an adjustment at Post-Closing in accordance with Section 4.6(b).

If the reduction in the Purchase Price from an aggregate total of all Title Defect adjustments does not exceed Two Hundred and Fifty Thousand Dollars ($250,000), then there shall be no adjustment to the Purchase Price. However, if the aggregate total of all Title Defects exceeds Two Hundred and Fifty Thousand Dollars ($250,000), then the Purchase Price shall be adjusted by the total amount of such Title Defects.

Should Seller be unable to provide evidence of Title Defect curative or desire to not make adjustment to the Purchase Price and it is determined by Seller that such Title Defect will materially and adversely reduce the net value of the Properties affected by an amount equal to or greater than ten percent (10%) of the Purchase Price, either Seller or Buyer may terminate this Agreement. In such event, the Deposit shall be promptly returned to Buyer, without interest.

If Buyer notifies Seller of a Title Defect, as provided for in Section 4.5 which Buyer desires to have cured and for which an adjustment to the Purchase Price has been made in accordance with the terms of this Agreement, Seller agrees to cooperate with Buyer prior to or after the Closing in endeavoring to cure any such defects (but Seller shall have no obligation to pay money or to undertake any legal obligation in this regard). Buyer agrees to bear the cost of examining the title data furnished by Seller as curative hereunder, if any, or obtained by Buyer.

4.7            Environmental Defects. Buyer is aware that the interests and property have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Property or associated with the interests. Equipment and sites included in the interests or property may contain asbestos, hazardous substances, or NORM. Notwithstanding anything to the contrary in this Agreement (including, without limitation, the provisions of Section 5.1(r) hereof), (a) this Section 4.7 and Section 10.3 contains all representations and warranties with regard to any Environmental Laws (as hereinafter defined) and, except as expressly set forth in this Section 4.7 and Section 10.3, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING OR IN ANY WAY RELATING TO OBLIGATIONS OR LIABILITIES UNDER ANY ENVIRONMENTAL LAWS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, and (b) it makes no representation or warranty of any kind whatsoever regarding the presence or absence of any naturally occurring radioactive materials ("NORMs") on or near any of the Properties, and Buyer shall not be entitled to any adjustment to the Purchase Price or any other remedy or settlement of any kind whatsoever except as provided for in this Section 4.7, and it shall have no obligation or liability of any kind whatsoever to Buyer or any of its successors or assigns, with respect to any NORMs. To the best of Seller’s knowledge, (i) neither the Properties nor the operation thereof are in violation of any Environmental Laws in any material respect and (ii) it has not received any notice from any Governmental Authority (as hereinafter defined) of any violation of any Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given Property, all laws, statutes, ordinances, rules and regulations of any Governmental Authority pertaining to protection of the environment in effect as of the Effective Time and as interpreted by court decisions or administrative orders as of the Effective Time in the jurisdiction in which such Property is located. For purposes of this Section 4.7 the term "Governmental Authority" shall mean, as to any given Property, the United States and the state, county, parish, city and political subdivisions in which such Property is located and which exercises jurisdiction over such Property, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Property.

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Upon Closing, Buyer will assume all liability for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances, and NORM from the interests and property and associated activities and will conduct these activities in accordance with all applicable laws and regulations, including the Environmental Laws.

Buyer will have until December 5, 2006 to notify Seller of any material adverse environmental condition associated with the Property that Buyer finds unacceptable and that has an estimated cost net to the Property greater than Three Million Dollars ($3,000,000) and is documented by third party evidence of said condition for which remediation is required under any Environmental Law. Upon Seller’s receipt of such notification, Seller will have until two (2) days before the Closing Date in which to either:

(a)

proceed with Closing and either elect to remedy the condition or account for said costs for the remediation of the condition contained in Buyer’s notification as a normal pre-Effective Time operating expense item in the Post Closing Adjustment, or

(b)	terminate this Agreement if the total cost to remediate all Environmental Matters will exceeds ten (10) percent of the Purchase Price.

Should Seller elect to remedy the condition set forth in Section 4.7 (a) above, Seller shall remain as operator of the Property and continue remediation of the condition until the first of the following occur:

(I)	the appropriate governmental authorities provide written notice to Seller or Buyer that no further remediation of the condition is required to comply with the applicable Environmental Laws; or
(II)

An independent third party determines to Seller’s and Buyer’s reasonable satisfaction that the condition has been remediated to the level required by the Environmental Laws or as mutually agreed to by Buyer and Seller.

Upon the occurrence of either (I) or (II) above, Seller will notify Buyer that remediation of the condition is complete and provide a copy of the notification provided in (I) above, if applicable. Upon delivery of Seller’s notice, Seller will be released from all liability and have no further obligations under Section 4.7 and Section 10.3 of this Agreement.

Buyer, for that period of time for which Buyer is operator of the Properties, Buyer will store, handle, transport, and dispose of or discharge all materials, substances, and wastes from the interests and property (including produced water, drilling fluids, NORM, and other wastes), whether present before or after the Effective Time, in accordance with applicable local, state, and federal laws and regulations. Buyer will keep records of the types, amounts, and location of materials, substances, and wastes that are transported, handled, discharged, released, or disposed of onsite and offsite.

Notwithstanding any other provision within this Section 4.7, Buyer shall have the right to waive all such Environmental Matters and proceed with Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1          Seller’s Representations and Warranties. Each Seller represents and warrants, with respect to such Seller, to Buyer as follows:

(a)

Description and Title. Seller represents and warrants that Exhibit “A” sets forth a true, complete and legally sufficient description of the Properties. It is understood that pursuant to this Agreement, Seller warrants title to the Properties as set forth on Exhibit “A” by, through and under Seller only, but not otherwise.

(b)

Organization, Standing and Power. To the extent that each Seller is a corporation, partnership or similar entity, the affected Seller is validly existing and in good standing under the laws of the State of Texas and has all requisite powers and authority to own, lease, operate, sell and convey the Properties and to carry on its business as is now being conducted.

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(c)

Authority and Enforceability. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of each party constituting Seller. This Agreement is the valid and binding obligation of Seller, enforceable against each Seller in their respective proportionate ownership share in accordance with its terms. Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby nor the compliance by Seller with any of the provisions hereof will conflict with or result in a breach of any provision of Seller's organization documents or by-laws. The execution and delivery hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof, and the consummation of the transactions contemplated hereby, will not result in the creation or imposition of any lien, charge or other encumbrance on the Properties.

(d) Seller's Title to Properties. Seller has Defensible Title to the Properties. The term “Defensible Title” shall mean in the case of the leasehold interests listed on Exhibit “A”, such right, title and interest (owned beneficially or of record) that, except for Permitted Encumbrances:

(i)

is free from reasonable doubt that a prudent person engaged in the business of purchasing and owning, developing and operating producing oil and gas properties with knowledge of all of the facts and their legal effect would be willing to accept the title;

(ii)

entitles Seller to receive not less than the interest set forth in Exhibit “A-1” as the net revenue interest with respect to all of the oil, gas, and hydrocarbon minerals produced, saved and marketed from each unit or well, as the case may be, that relates to Seller’s producing interval in the lands and depths included within each property identified in Exhibit “A-1”

(iii)

obligates Seller to pay costs and expenses relating to the operations on and the maintenance and development of each unit or well, as the case may be, that relates to Seller’s producing interval in the lands and depths included within each property, in an amount not greater than the working interest set forth in Exhibit “A-1”

(iv)	is free and clear of any mortgages, pledges, deeds of trust, hypothecations and production payments;

For purposes of this Article 5.1(d), “owned beneficially or of record” means Seller’s ownership interest reflected of record in the office of the county clerk in the county where the relevant lands are located, ownership interests reflected with respect to federal or state owned lands, in the office of the federal or state agency having jurisdiction, subject to and as impacted by the terms and provisions of the Permitted Encumbrances.

(e)

Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.

(f)	Insurance. Seller shall maintain through the Closing with respect to the Properties its existing insurance coverage.

(g)

Compliance with Law. Seller has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Properties or operations on the Properties, which remains uncured.

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(h)

Material Agreements. To the extent not listed elsewhere in this Agreement and except for the Leases, Schedule 5.1(h) is a list of all agreements that are material to the ownership and operation of the Properties (with such agreements listed on Schedule 5.1(h) being the “Material Agreements”).

(i)

Plugging Obligations. To the best of Seller’s knowledge, except for wells listed on Exhibit A with the appropriate designation (such as Temporarily Abandoned etc.), there are no dry holes or shut-in or otherwise inactive wells, located on the Properties on lands pooled or unitized therewith that Seller has the current obligation to plug and abandon.

(j)

Governmental Permits. To the best of Seller’s knowledge, Seller has all governmental licenses, filings and permits (including, without limitation, permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to Law) necessary or appropriate to own and operate the Properties as presently being owned and operated. To the best of Seller’s knowledge, Seller has not received written notice of any violations in respect of any such licenses or permits that remains uncured. Except for those permits listed on Schedule 5.1(j), all such permits are transferable to Buyer.

(k)

Personal Property and Equipment. Seller has not removed any personal property, equipment and fixtures from the Wells, unless it has been replaced with personal property, equipment and fixtures of similar grade and utility. Unless removed, repaired or replaced with personal property, equipment and fixtures or similar grade and utility, the personal property, equipment and fixtures currently attendant to the Wells was the equipment historically used on the Wells to produce the Hydrocarbons prior to the execution of this Agreement.

(l)

No Alienation. Within 120 days of the date hereof, Seller has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Properties other than (i) production sold in the ordinary course of Seller’s business and (ii) equipment which was worthless, obsolete or replaced by equipment of equal suitability and value.

(m)

Contracts. Except for the Contracts listed in Schedule 5.1(m), no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Properties. Proceeds from the sale of oil, condensate, and gas from the Properties are being received in all respects by Seller in a timely manner and are not being held in suspense for any reason.

(n)

Property Expenses. In the ordinary course of business, Seller has paid all costs and expenses attributable to the period of time prior to the Effective Time as such costs and expenses become due, and such costs and expenses are being paid in a timely manner before the same become delinquent, except such costs and expenses as are disputed in good faith by Seller in a timely manner and for which Seller shall retain responsibility.

(o)

Records. Seller makes no representations regarding the accuracy of any of the Records; provided, however, Seller does represent that (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Properties, (ii) Seller has not intentionally withheld any material information from the Records or (iii) Seller has not intentionally misrepresented any material information in the Records. Except as set forth in this Section 5.1, no representation or warranty of any kind is made by Seller as to the information or with respect to the Properties to which the information relates and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment. The representations contained in this paragraph shall apply only to matters of fact, and shall not apply to any information, data, printouts, extrapolations, projections, documentation, maps, graphs, charts, or tables which reflect, depict, present, portray, or represent, or which are based upon or derived from, in

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whole or in part, interpretation of the information including, but not limited to, matters of geological, geophysical, engineering, or scientific interpretation.

(p)	Gas Imbalances. To the best of Seller’s knowledge, no gas imbalance exists with respect to the Properties.

(q)

Leases. To the best of Seller's knowledge, the Leases have been maintained according to their material terms, in compliance with the agreements to which the Leases are subject, and are presently in full force and effect. To the best of Seller's knowledge, there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute such a material breach or default on behalf of Seller under the provisions of the Leases.

(r)

Litigation. To the best of Seller’s knowledge, there are no actions, suits, claims, proceedings, agency enforcement actions or investigations pending, or to the best knowledge of Seller, threatened against or affecting the Properties. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending, or, to the best knowledge of Seller threatened against Seller which has affected or could affect Seller's ability to consummate the transaction contemplated by this Agreement.

5.2	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

(a)

Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite powers and authority to own, lease and operate the Properties and to carry on its business as is now being conducted in the jurisdictions where the nature of its properties or business so requires such qualification.

(b)

Authority and Enforceability. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Neither the execution and delivery by Buyer of this Agreement nor the consummation of the transactions contemplated hereby nor the compliance by Buyer with any of the provisions hereof will conflict with or result in a breach of any provision of Buyer's articles and by-laws. The execution and delivery hereof by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, result in the creation or imposition of any lien, charge or other encumbrance on the Properties.

(c)	Warranty Maintenance. Buyer shall cause all the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date.

(d)

Buyer represents that it did not solely rely upon representations or materials provided to Buyer by Seller or Seller’s marketing agents in evaluating the Properties, but rather has also relied upon its individual evaluations and due diligence.

(e) Buyer represents that it has sufficient funds on hand or commitments from one or more banking institutions to fund payment of the Purchase Price at the Closing.

5.3          Liability Regarding Access. In connection with Buyer’s access to the Properties prior to Closing for due diligence review, Buyer waives and releases all claims, whether known or unknown, against Seller, Seller’s partners, Seller’s and each partner’s parent, subsidiary companies or other affiliates, and directors, officers, employees, consultants or agents of such parties, respectively, for injury to, or death of persons or for damage to property suffered by Buyer’s employees, agents, representatives, consultants or

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contractors arising in any way from the conduct of Buyer’s investigations and examinations of the Properties or the exercise of such rights of access. Buyer shall indemnify Seller, Seller’s partners, Seller’s and each such partner’s parent and subsidiary companies and other affiliates, and directors, officers, employees, consultants and agents of such parties, respectively, from and against any and all claims, actions, liabilities, losses, damages, costs or expenses (including, but not limited to court costs and attorney’s fees) whatsoever suffered or incurred by Buyer’s employees, agents, representatives, consultants or contractors arising out of the exercise of such rights of investigation and examination (or exercise of such right of access).

ARTICLE 6

COVENANTS

6.1	Covered Area. This Agreement is limited to the Properties.

6.2         Existing Agreements, Assignments and Conveyances. This Agreement and the Assignment of Oil and Gas Leases are further subject to the terms and conditions of all existing agreements, assignments and conveyances.

6.3          New Agreements and Sales. Unless this Agreement is terminated as provided for herein, Buyer and/or Seller will not, without the prior written consent of the other: a) enter into any new agreements or commitments with respect to the Properties which extend beyond the Effective Time; b) except as set forth in Schedule 6.3, drill any new wells, abandon any existing wells or release or abandon all or any portion of the lands included within any lease or modify or terminate any contracts and agreements affecting the Properties and sell or otherwise dispose of any of the Properties or any part thereof, other than personal property and equipment unless it is replaced with personal property and equipment of equivalent quality and value. From the date hereof until the Closing, Seller shall maintain the Properties in a good and workmanlike manner consistent with past practice.

6.4          Maintenance of Seller's Business. Seller shall carry on the business of Seller with respect to the Properties in substantially the same manner as Seller has heretofore and shall not introduce any new method of management, operation or accounting with respect to the Properties.

6.5          Notification of Breach. Seller shall promptly notify Buyer (i) if any representation or warranty of Seller contained in this Agreement is discovered to be or becomes untrue or (ii) if Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

ARTICLE 7

CLOSING

7.1 Date and Place of Closing The purchase by Buyer and the sale by Seller of the Properties as contemplated by this Agreement (the "Closing") shall be held on or before December 15, 2006 (the “Closing Date”), at the offices of Henry Petroleum LP, Midland, Texas. However, Buyer may, at its option and upon approval by Seller, accelerate the date of the Closing upon giving Seller three (3) business days prior written notice, if, on or before the date of such notice, Buyer has also notified Seller of any Title Defects and any Environmental Defects as provided for herein. Additionally, the parties may mutually agree in writing on a different date and place for the Closing.

7.2          Conditions of Closing by Seller. The obligation of Seller to close is subject to the satisfaction of the following conditions:

(a)	All representations and warranties of Buyer contained in this Agreement shall be true, correct, and not misleading in all material respects, and Buyer shall have performed and

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satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Buyer; and

(b)

No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with the transaction contemplated hereby.

(c)

Should there be downward adjustments to the Purchase Price in excess of ten percent (10%) of the Purchase Price, due to asserted Title Defects and Environmental Defects; Seller has the option to terminate this Agreement with no liability to Buyer other than return of the Deposit.

7.3          Conditions of Closing by Buyer. The obligation of Buyer to close is subject to the satisfaction of the following conditions:

(a)

All representations and warranties of Seller contained in this Agreement shall be true, correct, and not misleading in all material respects, and Seller shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Seller;

(b)

No suit or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with the transaction contemplated hereby; and

(c)

Should there be downward adjustments to the Purchase Price in excess of ten percent (10%) of the Purchase Price, due to asserted Title Defects and Environmental Defects; Buyer has the option to terminate this Agreement with no liability to Buyer other than return of the Deposit.

(d)

No material adverse change in the condition of or title to the Properties shall have occurred subsequent to the Effective Time, except depletion through normal production within authorized allowables, ordinary changes in rates of production, and depreciation of equipment through ordinary wear and tear.

7.4	Closing Obligations. At the Closing, the following shall occur:

(a)

Seller shall execute, acknowledge and deliver to Buyer, the original Assignment of Oil and Gas Leases and Bill of Sale attached hereto as Exhibit “B” (the “Assignment”), conveying title to the Properties to Buyer, as well as such certificates or other documents as are required to effect the transfer of the Properties.

(b)

All books, records and files in the possession of Seller pertaining to the Properties, including, without limitation, the following, if and to the extent that such files exist: all books, records, reports, manuals, files, title documents, including correspondence, records of production and maintenance, revenue, sales, expenses, warranties, lease files, land files, well files, , title opinions and title reports, abstracts, division order files, assignments, contract files, operations files, copies of tax and accounting records (but excluding Federal and state income tax returns and records) and files, maps, core data, hydrocarbon analysis, well logs, mud logs, field studies together with other files, contracts and other records and data including all geological, geophysical (including any micro seismic) and engineering information, except for that data prohibited by third party confidentiality agreements (the “Records”), shall be made available for delivery to Buyer, at Buyer’s cost, at Seller’s offices where currently maintained, within fifteen (15) business days after the Closing. Seller shall have the right to retain copies of the Records (and receive from Buyer, at Seller’s expense, copies of Records requested by Seller from Buyer in the future) and to retain canceled checks and general ledger, purchasing and other general accounting records of Seller. Buyer’s reliance on same shall be at Buyer’s sole risk.

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(c)	Seller shall deliver to Buyer exclusive possession of the Exhibit “A” interests.

(d)

Seller and Buyer shall execute, acknowledge and deliver such transfer orders or letters in lieu thereof as Buyer may request, directing all purchasers of production to make payment of proceeds attributable to production from the Properties after the Effective Time to Buyer.

(e)

Buyer shall deliver the cash consideration of the total Purchase Price to Seller by Wire Transfer on the date of Closing as adjusted to reflect the Deposit and matters described in Article 7.5. To the extent that actual amounts are not available, the parties will use reasonable estimates of such amounts less any adjustments due to Title Defects and/or Environmental Matters as applicable as set out in Article 4.

(f)	Seller will provide such reasonable assistance to Buyer as Buyer may request in order for Buyer to prepare its required SEC filings.

(g)

If by Closing Buyer has reached an agreement with a drilling contractor for the use of two of the drilling rigs currently being used by Seller, Seller will sign whatever document is reasonably required by the affected drilling contractor to relinquish such two rigs to Buyer’s use in accordance with such new drilling arrangement.

(h)	Seller will provide Buyer with executed assignments of assignable contracts which relate to the Properties.

(i)	Seller will provide Buyer an executed Transition Services Contract in substantially the form of attached Exhibit “C”.

(j)

To the extent that the working interest owned by Seller in Section 26, Block 42, T4S exceeds 75% working interest, Buyer shall reimburse Seller based on Seller’s actual costs incurred in the acquisition of the leases acquired by Seller which comprise this additional working interest.

7.5          Adjustments and Accounting. Any adjustments pursuant to this Article will be made at Closing, utilizing estimates where necessary. Seller will prepare and deliver to Buyer not less than three (3) days before Closing a preliminary Closing settlement Statement reflecting the adjustments called for in this Article 7.5. The parties shall sign the agreed upon settlement statement at Closing. Seller shall prepare a final Post Closing settlement statement containing adjustments, including but not limited to the following, and will be made within, and only within, ninety (90) days of Closing. This provision shall not affect the rights and obligations under the Transition Services Agreement:

(a)	Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

(i)	The amount of all direct costs and expenditures chargeable to Seller's interest incurred and paid by Seller:

(A)	that are attributable to the drilling, completion, recompletion, reworking, operation and maintenance of the Properties on and after the Effective Time;
(B)	bonuses, lease rentals and shut-in payments due after (and expressly excluding those due before) the Effective Time;
(C)	ad valorem, property and other taxes that are allocated to the Buyer pursuant to Article 7.5(d) herein below; and
(D)	amounts relating to obligations arising under the Contracts relating to the Properties with respect to operations or production after the Effective Time;

(ii)	The value of all Hydrocarbons, which have been produced and are merchantable, and are in storage in tanks above the outlet flange delivery point and credited to the Properties as of

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the Effective Time, net of all severance taxes, and less an appropriate deduction based on industry practice for basic sediment, water and other non-merchantable liquids; and

(iii)	Any other amount agreed upon by Seller and Buyer

(b)	Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

(i)	The amount of all proceeds received by Seller that are attributable to its ownership and the operation of the Properties on or after the Effective Time;

(ii)	The following amounts to the extent paid by Buyer:

(A)

all direct unrelated costs and expenditures chargeable to Seller's interest that are attributable to the drilling, completion, recompletion, reworking, operation and maintenance of the Properties prior to the Effective Time;

(B)	all bonuses, lease rentals and shut-in payments due prior to the Effective Time; and

(C)	amounts relating to obligations arising under Schedules 5.1(h) and 5.1(m), all with respect to operations and production prior to the Effective Time.

(iii)       Those amounts resulting from Title Defects and/or Environmental Defects, as provided in Article 4; and

(iv)	Any other amount agreed upon by Seller and Buyer.

(c)   Seller shall be entitled to all proceeds and shall be responsible for all expenses accruing to the Properties prior to the Effective Time and Buyer shall be entitled to all proceeds and shall be responsible for all expenses accruing to the Properties, including plugging of the wells, after the Effective Time.

(d)   All taxes, real property taxes and similar obligations for the current year shall be prorated based upon the prior year’s tax rates if tax statements for the current year have not been received by Seller within ninety (90) days following Closing.

The parties have determined that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 does not apply to this transaction.

ARTICLE 8

TERMINATION

8.1         Termination. This Agreement and the transactions contemplated may be terminated in the following instances:

(a)	by Buyer or Seller in accordance with Article 4.6 concerning Remedies for Title Defects and Article 4.7 Remedies for Environmental Defects;

(b)	by Buyer if the conditions set forth in Article 5.1 and/or Article 7.3 are not satisfied in all material respects or waived prior to the Closing, and notwithstanding any other provisions of this Agreement to the contrary, by Buyer if the Buyer is not in default hereunder and the Closing has not occurred on or before January 31, 2007;

(c)

by Seller if the conditions set forth in Article 5.2 and/or Article 7.2 are not satisfied in all material respects or waived prior to the Closing Date, and notwithstanding any other provisions of this Agreement to the contrary, by the Seller if the Seller is not in default hereunder and the Closing has not occurred on or before January 31, 2007; or

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(d)	by the mutual written agreement of Buyer and Seller

8.2         Remedies. If Closing does not occur on the Closing Date, as that may be extended by Seller and Buyer hereunder, due to Seller's breach of the terms of this Agreement, then Buyer may either declare this Agreement terminated and of no further force or effect and receive the prompt return of the Deposit or seek specific performance of this Agreement. If Closing does not occur due to Buyer's breach of the terms of this Agreement, Seller may declare this Agreement terminated and of no further force or effect and retain the Deposit as liquidated damages and not as a penalty for such breach. It is agreed that actual damages would be difficult to ascertain and that the amount of the liquidated damages is reasonable. Upon termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber or otherwise dispose of the Properties to any party without any restriction under this Agreement.

ARTICLE 9

DISCLAIMER

ANY ASSIGNMENT AND BILL OF SALE EXECUTED PURSUANT HERETO SHALL BE EXECUTED WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS TO THE MERCHANTABILITY OF ANY OF THE WELLS OR EQUIPMENT OR THEIR FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN SAID ASSIGNMENT AND BILL OF SALE. IT IS UNDERSTOOD AND AGREED THAT BUYER SHALL HAVE INSPECTED THE PROPERTY AND PREMISES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION. IN ADDITION NEITHER, SELLER, NOR SELLER’S REPRESENTATIVE (HENRY PETROLEUM LP), MAKES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED BUYER IN CONNECTION WITH THE PROPERTIES, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS. ANY AND ALL SUCH DATA, INFORMATION AND OTHER MATERIALS FURNISHED BY SELLER AND SELLER’S REPRESENTATIVE IS PROVIDED BUYER AS A CONVENIENCE AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK. BUYER EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED BUSINESS AND COMMERCE CODE (THE “DECEPTIVE TRADE PRACTICES ACT”).

ARTICLE 10

ASSUMPTIONS AND INDEMNIFICATION

10.1 BUYER’S ASSUMPTION AND INDEMNIFICATION; POTENTIAL THIRD PARTY LIABILITIES. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER AGREES UPON THE OCCURRENCE OF CLOSING (I) TO ASSUME, AND TIMELY PAY AND PERFORM, ALL DUTIES, OBLIGATIONS AND LIABILITIES RELATED TO THE OWNERSHIP AND/OR OPERATION OF THE PROPERTIES, INSOFAR AND ONLY INSOFAR AS SUCH DUTIES, OBLIGATIONS AND LIABILITIES ARISE AND ARE ATTRIBUTABLE TO PERIODS FROM AND AFTER THE EFFECTIVE TIME AND LIMITED (AND ATTRIBUTABLE) TO THE INTERESTS INTHE PROPERTIES ASSIGNED TO BUYER BY SELLER (COLLECTIVELY, THE ASSUMED LIABILITIES) INCLUDING , WITHOUT LIMITATION, THOSE ARISING UNDER THE CONTRACTS AND AGREEMENTS DESCRIBED IN ARTICLE 2.2, AND (II) TO INDEMNIFY AND HOLD SELLER, ITS RELATED ENTITIES AND AFFILIATES, AND THE DIRECTORS, OFFICERS , EMPLOYEES CONSULTANTS AND AGENTS OF SUCH PARTIES, RESPECTIVELY HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, LIABILITIES, LOSSES, DAMAGES,

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COSTS OR EXPENSES (INCLUDING COURT COSTS AND ATTORNEYS’ FEES) OF ANY KIND OR CHARACTER ARISING OUT OF OR OTHERWISE RELATING TO THE ASSUMED LIABILITIES. IN CONNECTION WITH (BUT NOT IN LIMITATION OF) THE FOREGOING, BUT SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT ASSUMED LIABILITIES SHALL INCLUDE ALL OBLIGATIONS TO PROPERLY PLUG AND ABANDON, OR RE-PLUG AND RE-ABANDON, ANY WELLS PRODUCING, SHUT-IN, OR DRILLED ON OR AFTER THE EFFECTIVE DATE AND LOCATED ON THE PROPERTIES. HOWEVER, EXCEPT FOR BUYER’S OBLIGATIONS SET FORTH UNDER ARTICLE 10.3, BUYER SHALL NOT INDEMNIFY OR HOLD SELLER HARMLESS FOR CLAIMS, COSTS, EXPENSES AND LIABILITIES INCURRED BY SELLER WITH RESPECT TO THE SALE OF THE PROPERTIES TO BUYER, OR THE NEGOTIATIONS LEADING TO SUCH SALE, OR THOSE THAT RESULT FROM OR ARE ATTRIBUTABLE TO ANY REPRESENTATION OF SELLER CONTAINED IN THIS AGREEMENT BEING UNTRUE OR A BREACH OF ANY WARRANTY OR COVENANT OF SELLER CONTAINED IN THIS AGREEMENT.

10.2 LIMITATIONS ON DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES OF ANY OTHER PARTY ARISING OUT OF OR RELATING TO, IN ANY MANNER, THIS AGREEMENT, THE TRANSACTION CONTEMPLATED HEREUNDER, OR THE PROPERTIES; PROVIDED, HOWEVER THAT THIS WAIVER SHALL NOT AFFECT OR RELEASE ANY CLAIMS OF THIRD PARTIES (BEING PERSONS, ENTITIES OR GOVERNMENTAL AUTHORITIES WHO ARE NOT THE BUYER AND NOT THE SELLER) FOR WHICH A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER UNDER THIS AGREEMENT.

10.3 Assumption and Indemnification of Environmental Matters. Buyer agrees and acknowledges that (i) it has had, or prior to the Closing will have access to and the opportunity to inspect the Properties for all purposes, including without limitation, for the purposes of detecting the presence of hazardous or toxic substances, pollutants or other contaminants, environmental hazards, naturally occurring radioactive materials (NORM) and produced water contamination of the surface and/or subsurface, (ii) it has, or prior to the Closing will have, satisfied itself as to the physical and environmental condition of the Properties, both surface and subsurface, and their method of operation and except as set forth herein, agrees to accept an assignment of the Properties at Closing on an “AS IS, WHERE IS” BASIS, “WITH ALL FAULTS”, and (iii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation of the Properties and the records related thereto.

UPON CLOSING, BUYER HEREBY ASSUMES AND SHALL BE RESPONSIBLE FOR AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITY OR LOSSES, (INCLUDING, WITHOUT LIMITATION, LOSSES FROM DAMAGE TO PROPERTY, ALLEGED GROUNDWATER CONTAMINATION, INJURY TO OR DEATH OF PERSONS OR OTHER LIVING THINGS, NATURAL RESOURCE DAMAGES, CERCLA RESPONSE COSTS, ENVIRONMENTAL REMEDIATION AND RESTORATION COSTS

OR FINES) OR PENALTIES ARISING OUT OF OR ATTRIBUTABLE TO, IN WHOLE OR IN PART BY A VIOLATION OF, FAILURE TO FULFILL DUTIES IMPOSED BY OR INCURRENCE OF LIABILITY UNDER ANY COMMON LAW RELATING TO HUMAN HEALTH, SAFETY OR THE ENVIRONMENT OR ANY ENVIRONMENTAL LAWS (AN “ENVIRONMENTAL MATTER”) OCCURRING AT ANY TIME BEFORE, AT OR AFTER THE EFFECTIVE TIME WITHOUT REGARD TO THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, STRICT LIABLITY OR OTHER FAULT OF THE SELLER, REGARDLESS OF WHEN THE EVENTS THAT CAUSED SUCH CONDITION TO EXIST OR THE OBLIGATION TO ARISE, PROVIDED, HOWEVER, THAT SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE BUYER FROM AND AGAINST ANY AND ALL LOSSES RESULTING FROM ANY ENVIRONMENTAL MATTER OCCURRING AT ANY TIME PRIOR

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TO THE EFFECTIVE TIME TO THE EXTENT THAT SUCH LOSSES RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR THAT HAVE BEEN ASSERTED IN A THIRD-PARTY LAWSUIT OR ADMINISTRATIVE PROCEEDING OR ORDER THAT IS FILED, ISSUED OR COMMENCED AGAINST SELLER OR HAS BEEN DOCUMENTED BY BUYER TO SELLER IN WRITING ON OR BEFORE THE CLOSING DATE.

10.4 Occasional Sale. Since this transaction is an isolated or occasional sale, no tax will be collected from Buyer. If, however, this transaction is later deemed to be other than an occasional sale, Buyer agrees to be responsible, and shall indemnify and hold Seller harmless, for any and all sales or transfer taxes or fees (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties assigned and conveyed, and the Buyer shall remit such sales or transfer taxes at that time. Seller and Buyer agree to reasonably cooperate with each other in demonstrating that the requirements for an occasional or isolated sale or any other sales tax exemption have been met.

ARTICLE 11

ARBITRATION AND MEDIATION

In case of a disagreement between the Parties to this Agreement as to any right, obligation, term or provision hereof or involving a total disputed amount or claim(s) equal to or greater than $25,000.00, the Parties shall make an earnest effort to settle such disagreement to their mutual satisfaction. If any such dispute regarding this Agreement cannot be reconciled by the Parties to this Agreement, then any Party may provide notice to the other specifying with particularity the items of disagreement and a request that the matter be resolved by mediation. Such notice shall include the name of a mediator acceptable to the Party requesting mediation. If the dispute is not resolved by mediation to the satisfaction of the Parties, or if the Parties are unable to agree upon a mediator, within thirty (30) days after receipt of such written notice, then any such dispute shall be settled by arbitration and the results of such arbitration shall be binding upon all Parties to this Agreement in all respects as set forth below. Arbitration may be initiated by written notice from any Party to this Agreement to the other that the previously noticed dispute has not been resolved by mediation and is being submitted to arbitration under the terms of this Agreement. A single arbitrator shall be chosen by the Parties to the dispute by submitting names of eleven (11) arbitrators experienced in the area of the dispute from a listing of twenty (20) arbitrators supplied by the American Arbitration Association. Said selection by both Parties shall take place within ten (10) days after the Parties have received the listing from the American Arbitration Association. The lists of the Parties shall be compared and the first name to appear on both lists shall be the arbitrator of the dispute. Should either Party fail or refuse to submit a list of eleven arbitrators then the other Party shall select an arbitrator who shall be the sole arbitrator and shall resolve the dispute as set out herein. All arbitrators shall be individuals who have had prior experience in oil and gas exploration and production and shall function as independent and neutral arbitrators. In the selection of arbitrators, the Parties shall take into consideration the nature of the matter submitted for arbitration. (Thus, for example, professional engineers should be selected to arbitrate issues which are primarily engineering in nature and accountants who are members of the Council of Petroleum Accountants Societies should be selected to arbitrate matters which are primarily accounting in nature.) Arbitrations under this paragraph shall be conducted under the Texas Arbitration Statute (Vernon’s Ann. Tex. Civ. St. Arts. 224 to 238-6) and shall apply Texas law. All matters concerning the conduct of the arbitrators shall be governed by the provisions of the American Arbitration Association. No dispute related to this Agreement shall be brought before any court of law or equity; however, judgment upon the award or decision rendered by the arbitrators may be entered in any court having jurisdiction.

ARTICLE 12

MISCELLANEOUS

12.1         Notices. All notices required or permitted under this Agreement shall be in writing, and any notice hereunder shall be deemed to have been made when delivered whether by: (i) hand; (ii) overnight

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delivery service; (iii) telecopy; (iv) electronic or (v) first class certified mail, postage prepaid, with return receipt requested, to the address as set forth below. Either party may, by written notice deliver to the other, change the address to which notices shall be delivered.

Seller:	Henry Petroleum
3525 Andrews Highway
Midland, TX 79703
Attn: Bill Fair
Phone: 432-694-3000
Fax: 432-694-2999
E-mail: Bill@henrypetroleum.com

Seller:	Entre Energy Partners LP
1050 17th Street, suite 975
Denver, Colorado 80265
Attn: Jeff Vaughan
Phone: 303-534-9513
Fax:	303-534-9455
Email: jeffv@tracker-resources.com

Buyer:	St. Mary Land & Exploration Company
580 Westlake Park Blvd., Suite 600
Attn: Mr. Kenneth Knott, Land Manager

Houston, TX 77079

Phone: 281-677-2800
Fax: 281-677-2810
E-mail kknott@stmaryland.com

With a copy to:
St. Mary Land & Exploration Company
1776 Lincoln St.
Suite 700
Denver, Colorado 80203
Attn: Milam Randolph Pharo, Vice President – Land and Legal
Phone: 303.863.4313
Fax: 303.861.0934
E-mail: rpharo@stmaryland.com

12.2       Reservations and Exceptions. Sale and purchase of the Properties is made subject to all reservations, exceptions, limitations, contracts and other burdens or instruments which are of record or of which Buyer has actual or constructive notice, including any matter included or referenced in the materials made available by Seller to Buyer.

12.3       Entire Agreement. This instrument states the entire agreement between Buyer and Seller and supersedes all other agreements, either written or oral, between Seller and Buyer concerning the sale and purchase of the Properties. This Agreement may be supplemented, altered, amended, modified or revoked in writing only, signed by all of the parties. No material representation, warranty, covenant, agreement, promise, inducement or statement, whether oral or written, has been made by Seller or Buyer and relied upon by the other that is not set forth in this Agreement or in the instruments referred to herein, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, warranty, covenant, agreement, promise, inducement or statement not so set forth.

12.4       Survival. All representations, warranties and covenants made herein by Buyer and Seller shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time and all such representations, warranties and covenants shall, subject to the limitations set forth below, survive the Closing and deliverance of the Assignment for a period of six (6) months. Notwithstanding the foregoing, the representations and warranties of Seller under Article 5.1(d) shall

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terminate immediately upon Closing and any liability of Seller (or any party claimed to be liable by, through or under Seller) for damages, losses or costs alleged to arise from the breach, falsity, failure or violation of the representations and warranties under Article 5 shall be limited to the allocated Purchase Price for the affected Property or Properties.

12.5       Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, neither Buyer or Seller may, prior to the Closing, assign its rights or delegate its duties or obligations under this Agreement without the prior written consent of the other party.

12.6       Publicity. Seller and Buyer shall consult with each other with regard to all publicity and other releases at or prior to the Closing concerning this Agreement and the transaction contemplated hereby and except as required by applicable law or other applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any publicity, public notice concerning the Purchase Price or other release without the prior written consent of the other party.

12.7       Further Assurance. After Closing each of the parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. However, Buyer shall assume all responsibility for notifying the purchaser of oil and gas production from the Properties, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Properties. Seller shall take all actions necessary to effectuate the transfer of such payments to Buyer as of the Effective Time.

12.8       Destruction. For a period of five (5) years after the Closing Date (or for such longer period as may be required by law or governmental regulation), Buyer shall not intentionally destroy or give up possession of any original or final copy of the documents delivered by Seller to Buyer hereunder without first offering Seller the opportunity (by delivery of written notice to Seller), at Seller’s expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof.

12.9       Headings. The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

12.10     Counterpart Execution. This Agreement may be executed by Buyer and Seller in any number of counterparts, no one of which need be executed by all parties. Each of such counterparts shall be deemed an original instrument, and all counterparts shall together constitute but one and the same instrument. This agreement shall become operative when each party has executed at least one counterpart. The return of executed documents by facsimile or electronic transmission shall be effective between the parties and shall be followed by the return of executed originals.

12.11     Severance. If any provision of this Agreement shall be determined void, illegal or unenforceable, all of the other provisions of this Agreement shall remain in full force and effect, and the provision or provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permitted by law.

12.12 Relationship of the Parties. This Agreement does not create and shall not be construed to create a partnership, association, joint venture or a fiduciary relationship of any kind or character between any parties to this Agreement (including one individual Seller to another Seller or Seller to Buyer) and shall not be construed to impose any duty, obligation or liability arising from such a relationship by or with respect to any party to this Agreement.

12.13     No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the parties hereto is entitled to rely on any representation, covenant or agreement contained herein.

12.14 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO CONFLICT OF LAWS.

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THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION IN MIDLAND COUNTY, TEXAS.

ARTICLE 13

SELLER GROUPS DEFINED & AUTHORIZATIONS

13.1       Henry Group Defined.                   Through and under agreements and/or assignments of varied dates, the following parties (listed below in this Article 13.1) currently own interests in the Properties:

Pitts Seldom Rest Corp.

G&D Olson Company

Gregory L. Dove

Van R. Temple

William R. Fair

RCS1 Investments LLC

David T. Grace

Tekar Tech, Inc.

R. Kim Harris

Thomas E. Klauss

Jeffrey R. Gibbs

Mic and Nic, Inc.

Baqash Resources, Inc.

Matlin Properties Ltd.

Henry Heirs Ltd

Gregory Berkhouse

Salt & Light Corporation

JSG & Sons LP

Kathrin A. Lewis

Matthew R. Johnson

Lawrence G. Gates

St. Mary Land & Exploration Company

(Collectively the “Henry Group”).

13.2 Henry Group Authorization. Upon execution of this Agreement each listed individual party or entity in the Henry Group is a Seller for all purposes under this Agreement. However, to simplify the distribution of the Purchase Price and to help facilitate the performance under this Agreement, each individual party or entity in the Henry Group appoint and authorize Henry Petroleum LP to act on its behalf (i) to negotiate any adjustments to the Purchase Price, (ii) to accept the Purchase Price (as finally adjusted), (iii) to re-distribute to each individual party or entity in the Henry Group their allocated prorata share of the Purchase Price, (iv) to provide each individual entity or party in the Henry Group the subsequent final accounting, and (v) to be bound by any decisions consistent with those made by Henry Petroleum LP to complete the Closing or termination of this Agreement. In regard to the matters set forth in this Section 13.2, Buyer shall be entitled to rely on the instructions it receives from Henry Petroleum LP, and Buyer shall have no liability to any member of the Henry Group if Buyer shall act in compliance with such instructions with regard to these matters. Each individual party or entity in the Henry Group also specifically agrees with the allocation set forth in Article 3.1(b).

Seller /S/JJB

Buyer /S/MRP

EXECUTED this 1st day of November, 2006.

SELLER:

HENRY HOLDING LP	HENRY PETROLEUM LP
HENRY & JOHNSON INVESTMENT LLC	HENRY & JOHNSON OPERATING LLC
GENERAL PARTNER	GENERAL PARTNER

By:	/S/ DENNIS R. JOHNSON	By:	/S/ DENNIS R. JOHNSON
Name:	Dennis R. Johnson			Name:	Dennis R. Johnson
Title:	President		Title:	President

ENTRE ENERGY PARTNERS LP

By:	/S/ JEFF VAUGHAN
Name:	Jeff Vaughan
Title:	President

BUYER:

ST. MARY LAND & EXPLORATION COMPANY

By:	/S/ MILAM RANDOLPH PHARO
Name:	Milam Randolph Pharo
Title:	Vice President- Land & Legal

STATE OF TEXAS

COUNTY OF MIDLAND

The foregoing instrument was acknowledged before me this 1st day of November, 2006, by Dennis R. Johnson, President of Henry & Johnson Investment LLC, General Partner of Henry Holding LP a Texas Limited Partnership, on behalf of said limited partnership.

My Commission Expires:

9-29-2007

/S/ VANESSA GARNER
Notary Public in and for the State of Texas

STATE OF TEXAS

COUNTY OF MIDLAND

The foregoing instrument was acknowledged before me this 1st day of November, 2006, by Dennis R. Johnson, President of Henry & Johnson Operating LLC, General Partner of Henry Holding LP a Texas Limited Partnership, on behalf of said limited partnership.

My Commission Expires:

9-29-2007

/S/ VANESSA GARNER
Notary Public in and for the State of Texas

STATE OF COLORADO

COUNTY OF DENVER

Seller /S/JJB

Buyer /S/MRP

The foregoing instrument was acknowledged before me this 1st day of November, 2006, by Jeffrey R. Vaughan, President of Entre Energy Partners LP, a Texas limited partnership.

My Commission Expires:

04-26-2008

/S/ BARBARA A. WISEHART
Notary Public in and for the State of Colorado

STATE OF TEXAS

COUNTY OF MIDLAND

The foregoing instrument was acknowledged before me this 1st day of November, 2006, Milam Randolph Pharo, Vice President - Land & Legal, of St. Mary Land & Exploration Company, a Delaware corporation.

My Commission Expires:

9-29-2007

/S/ VANESSA GARNER
Notary Public in and for the State of Texas

Seller /S/JJB

Buyer /S/MRP

The following is a list of schedules and exhibits to the Purchase and Sale Agreement that were omitted from Exhibit 2.1 pursuant to the provisions of Item 601(b)(2) of Regulation S-K. St. Mary Land & Exploration Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

1.	Exhibit “A” – Leases and Lands

2.	Exhibit “A-1” – Allocation of Value

3.	Exhibit “B” – Assignment and Bill of Sale

4.	Exhibit “C” – Transition Agreement

a.	Exhibit “A” - Drilling and Workover Schedule

5.	Schedule 5.1 (h) – Material Agreements

6.	Schedule 5.1 (m) – Hydrocarbon Sales Contracts

7.	Schedule 6.3 – Drilling and Workover Schedule